Exhibit 99.1
DIRECTOR NOMINEE CONSENT
     The undersigned hereby (i) consents to being nominated and named as a nominee for director of FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), in the Company’s Registration Statement on Form S-1, as initially filed by the Company on February 4, 2008, and as the same may be amended and supplemented from time to time, and (ii) agrees to serve as a director of the Company subject to being appointed as such by the Company’s Board of Directors.
Date: February 4, 2008
/s/ Carl D. Harnick
Carl D. Harnick